Exhibit 99.1

	Contact:	Greg Eden
EMC Corporation
508-293-7195
eden_greg@emc.com

Amber Rowland
VMware, Inc.
650-842-9519
FOR IMMEDIATE RELEASE		arowland@vmware.com

EMC ANNOUNCES INITIAL PUBLIC OFFERING

OF VMWARE

IPO Expected to Unlock Market Value of VMware for EMC Shareholders

PALO ALTO, Calif., and HOPKINTON, Mass. – February 7, 2007 – EMC Corporation (NYSE:EMC), the world leader in information infrastructure solutions, today announced its intention to sell approximately 10% of VMware via an initial public offering (IPO) of newly issued VMware stock. EMC will retain ownership of the remaining shares of VMware, and has no intention of spinning out or otherwise divesting this ownership interest. VMware is the global leader in software for industry-standard virtualized desktops and servers and is currently a wholly-owned subsidiary of EMC.

Joe Tucci, EMC Chairman, President and Chief Executive Officer, said, “VMware is one of the fastest-growing businesses in the history of the software industry. We expect the IPO to unlock more of VMware’s value for EMC shareholders while also strengthening its ability to retain and attract the software industry’s top talent.”

VMware had record sales in 2006, growing revenues 83% during the year to $709 million. It finished the fourth quarter of 2006 with year-over-year revenue growth of 101%, delivering accelerating year-over-year growth for the fifth consecutive quarter.

Diane Greene, VMware President and EMC Executive Vice President, said, “VMware has secured its leadership position in the virtualization market through industry-leading and award-winning products. Our focus on people, innovation, and the customer adoption of our products has enabled us to continue to grow our company and deliver significant value. We expect that the IPO will help us execute on our vision of an industry standard virtual infrastructure. It should enable us to accelerate our ability to find and attract great people, continue to invest in great product development, and grow an even stronger partner ecosystem.”

VMware’s products have saved organizations of virtually all sizes and industries millions of dollars in hardware and operational expenses, power and cooling costs, reduced downtime expenses, and improved desktop manageability. VMware has brought these savings to customers through innovative and groundbreaking products that have a reputation for quality and excellence. In 2006, VMware received 30 awards for innovation and product excellence, including eWEEK’s award for being one of the most 25 influential products of the past 25 years.

David Goulden, EMC Executive Vice President and Chief Financial Officer, said, “The proceeds from this transaction are expected to provide VMware with the financial resources it needs to achieve its full growth potential. The IPO is also expected to provide EMC with the potential to return a portion of the original investment in VMware to EMC shareholders, while enabling them to retain majority ownership in this strategic EMC business.”

EMC believes the IPO, which is expected to occur this summer, will provide both EMC and VMware with a number of significant advantages including:

•	Improved visibility into VMware’s performance and growth relative to the market.

•	Strengthened VMware employee retention and recruitment through a broad-based equity award pool.

•	Reinforced commitment to VMware’s open platform strategy.

Tucci continued, “We are dedicated to VMware’s open platform strategy and partnerships with industry-leading technology companies both large and small. VMware’s open platform strategy is critical to the growth of virtual infrastructure as an industry standard layer that benefits all customers and partners.”

The IPO is not expected to have a material impact on EMC’s 2007 business outlook. VMware will be a publicly traded entity upon completion of the transaction. Tucci and Greene are expected to be named to VMware’s Board of Directors.

Conference Call Details

Tucci, Greene and Goulden will discuss today’s announcement on a conference call for financial analysts, investors and the news media at 5:00 p.m. EST, today. The dial-in number is 1-517-308-9124. The pass code to access the call is EMC. A replay of the call will be available approximately one hour following the call at 402-220-2193.

About VMware, Inc.

VMware, an EMC company (NYSE: EMC), is the global leader in virtual infrastructure software for industry-standard systems. The world’s largest companies use VMware solutions to simplify their IT, fully leverage their existing computing investments and respond faster to changing business demands. VMware is based in Palo Alto, California. For more information, visit www.VMware.com.

About EMC

EMC Corporation (NYSE: EMC) is the world’s leading developer and provider of information infrastructure technology and solutions that enable organizations of all sizes to transform the way they compete and create value from their information. Information about EMC’s products and services can be found at www.EMC.com.

EMC is a registered trademark of EMC and its subsidiaries. VMware is a registered trademark of VMware, Inc. All other trademarks used are the property of their respective owners.

A registration statement relating to the common shares to be sold in the VMware IPO is expected to be filed with the Securities and Exchange Commission, but has not been filed or become effective. The common shares may not be sold and offers may not be accepted prior to the time the registration statement becomes effective. This release does not constitute an offer to sell or the solicitation of any offer to buy, and there shall not be any sale of the common shares in any state in which such offer, solicitation or sale would be unlawful prior the registration or qualification under the securities laws of any such state.

This release contains “forward-looking statements” as defined under the Federal Securities Laws including, but not limited to, statements regarding VMware’s intention to conduct an IPO of VMware’s stock. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: adverse changes in general economic or market conditions, the inability to manage successfully and complete the IPO, including the ability to retain and attract key employees, the risk that the IPO of VMware may not occur in its expected timeframe or at all, and other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such forward-looking statements after the date of this release.